INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference of our report dated February 24, 2003, except for Note 8, as to which the date is March 3, 2003, filed with the Merrill Lynch Life Insurance Company Annual Report on Form 10-K, into the Registration Statements on Form S-3 of Merrill Lynch Life Insurance Company (Nos. 333-33863 and 33-58303).

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 27, 2003